U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to Form SB-2

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MINISTRY PARTNERS INVESTMENT CORPORATION

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation or organization)

33-0489154

(IRS Employer Identification Number)

955 West Imperial Highway

Brea, California 92821

800-753-6742

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

BILLY M. DODSON

President

955 West Imperial Highway

Brea, California 92821

800-753-6742

With copy to:

BRUCE J. RUSHALL, ESQ.

RUSHALL & McGEEVER

1903 Wright Place, Suite 250

Carlsbad, California 92008

760-438-6855

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of proposed sale to the public: Upon the effective date of the Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following space and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following space and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE (3)
Alpha Class, Series AA Notes	$75,000,000	par	$75,000,000
Alpha Class, Series CC Notes	$75,000,000	par	$75,000,000
Total	$75,000,000	par	$75,000,000	$2,303
(1) The $75,000,000 Notes will be sold at their face amount.
(2) A total of $75,000,000 of the Alpha Class Notes are being registered, consisting of a combination of the Series AA and Series CC Notes.
(3) The fee is based on the total of $75,000,000 being registered hereby.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

Registrant's Articles of Incorporation authorize Registrant to indemnify its agents (including its officers and directors to the fullest extent permitted under the California General Corporation Law). Registrant's Bylaws generally allow for indemnification of directors and officers against certain loss from proceedings including threatened, pending or completed investigative, administrative civil and criminal proceedings, provided such persons acted in good faith and in a manner the person reasonably believed to be in the best interests of Registrant or that the person had reasonable cause to believe to be lawful.

Item 25.  Other Expenses of Issuance and Distribution.

The following is an itemized statement of expenses incurred in connection with this Registration Statement. All such expenses will be paid by the Company.

Securities and Exchange Commission Registration Fee	$2,303
Accounting and Legal Fees and Expenses	$75,000
Printing	$5,000
Miscellaneous Expenses	$17,697
TOTAL	$100,000

All of the above items except the registration fee are estimates.

Item 26.  Recent Sales of Unregistered Securities.

The Company from time to time sells debt investments on a negotiated basis to ministries or individuals who have purchased notes from the Company before and/or are accredited persons within the meaning of Rule 501 under Regulation D. For each of these notes, interest rates, terms and other conditions of the loan were negotiated with the investor. Substantially all of these notes have a maturity of less than 12 months. The Company has relied upon the exemptions under Section 4(2) of the 1933 Act in selling these debt securities.

During the period from January 1, 2006 to the date of this Registration Statement, the Company sold an aggregate of approximately $7,288,903 of debt securities to a total of 17 investors, each of whom was an accredited investor within the meaning of Regulation D. The Company relied on the exemptions under 4(2), Regulation D and/or Regulation S under the 1933 Act in making these sales.

            On November 16, 2006, the Company completed the sale of 9,617 shares of its common stock, 72,617 shares of its Class I Preferred Stock, and 19,000 shares of its Class II Preferred Stock. These issuances resulted in a total of $9,411,742 in new equity financing for the Company. The sales of these securities were made directly by the Company. The Class I Preferred Stock and common stock were sold in 72,617 units, each unit consisting of one share of each class of stock. The initial 63,000 Units sold were comprised of 63,000 shares of the Company's common stock owned by and being resold by Evangelical Christian Credit Union ("ECCU"). All of the securities were sold for cash with the exception of 5,500 shares of the Class I Preferred Stock, which were issued in exchange for 550 shares of the Company's outstanding Series A Preferred Stock. The Company relied on the exemptions under Section 4(2) and 4(6) of the Securities Act of 1933 in the sales of these securities. The Company incurred no sales commissions or other underwriting costs. Securities were sold for cash. The securities were sold to total of ten (10) state or federal chartered credit unions.

Item 27.  Exhibits.

3.1        Articles of Incorporation of Registrant.(1)

3.2        Bylaws of Registrant.(1)

3.3        Certificate of Amendment to Articles of Incorporation dated December 11, 2001. (2)

            3.4        Certificate of Amendment to Bylaws dated August 17, 2006 (4)

            3.5        Certificate of Amendment to Bylaws dated August 17, 2006 (4)

            3.6        Certificate of Determination of Class I Preferred Stock filed September 6, 2006 (4)

            3.7        Amendatory Certificate of Determination for Class I Preferred Stock filed September 25, 2006 (4)

            3.8        Amendatory Certificate of Determination for Class I Preferred Stock filed October 26, 2006 (4)

            3.9        Certificate of Determination of Class II Preferred Stock filed September 6, 2006 (4)

            3.10      Amendatory Certificate of Determination for Class II Preferred Stock filed September 25, 2006 (4)

4.1        ECCU Class Alpha Note Subordination Agreement. (2)

4.2        Amendment and Confirmation of Class Alpha Subordination Agreement. (2)

4.3        ECCU Subordination Agreement dated April 20, 2004 (3)

            4.4        ECCU Subordination Agreement Dated April 20, 2005

5.1        Opinion of Rushall & McGeever (4)

10.1      ECCU Loan Agreement and Note (3)

10.2      ECCU Loan Agreement and Promissory Note dated March 28, 2002 (2)

10.3      ECCU Loan Agreement and Promissory Note dated April 20, 2004 (3)

            10.4      ECCU Loan Agreement Extension Dated April 5, 2007

23.1      Consent of Rushall & McGeever (included in Exhibit 5.1 hereto)

23.3      Consent of Hutchinson and Bloodgood (4)

25.1      Powers of Attorney (included on page II-4 of Registration Statement)

25.2      Form T-1 with exhibits. (4)

____________________

(1)        Incorporated by reference to Registration Statement on Form SB-2 filed on November 19, 1997 (Accession No. 0000944130-97-000025), as amended.

(2)        Incorporated by reference to Registration Statement on Form SB-2 filed on May 24, 2001

(Accession No. 0000944130-01-500010), as amended.

(3)        Incorporated by reference to Registration Statement on Form SB-2 filed on February 2,

            2005 (Accession No. 0000944130-05-02-02), as amended.

(4)        Previously filed in the Registration Statement

Item 28.  Undertakings

(a)        Rule 415 Offering. The undersigned Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made of the Securities registered hereby, a post-effective amendment to this Registration Statement:

 (i)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)       To include any additional or changed material information on the plan of distribution.

Provided, however, that the undertakings set forth in paragraphs (1)(I) and (1)(ii) above do not apply if the Registration Statement is on Form S-3 or S-8 and the information required in a post-effective amendment is incorporated by reference in periodic reports filed by the Registrant pursuant to the Securities Exchange Act of 1934.

(2)        That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

(b)        Equity offerings of non-reporting small business issuers. As Registrant has no duty before the offering to file reports with the Commission under Section 13(a) or 15(d) of the Exchange Act registering equity securities for sale in an underwritten offering, Registrant hereby undertakes to provide to any underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)        Indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 29.            Financial Statements.

Included in the Prospectus in Part I of this Registration Statement.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and this Post-effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, in the City of Brea, California, on the 20th day of June, 2007.

MINISTRY PARTNERS INVESTMENT CORPORATION

By:/s/ Mark G. Holbrook

Mark G. Holbrook,

Chief Executive Officer and Chairman of the Board

In accordance with the requirements of the Securities Act of 1933, this Post-effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/ Mark G. Holbrook Mark G. Holbrook	Chief Executive Officer and Chairman of the Board	June 22, 2007

/s/ Gabriel B. Encarnacion Gabriel B. Encarnacion	Principal Accounting Officer	June 22, 2007
/s/ by Mark G. Holbrook, his Attorney-in-Fact Mark A. Johnson	Chief Financial Officer, Chief Accounting Officer, Director	June 22, 2007
/s/ by Mark G. Holbrook, his Attorney-in-Fact Van C. Elliott	Secretary, Director	June 22, 2007
/s/ by Mark G. Holbrook, his Attorney-in-Fact Arthur G. Black	Director	June 22, 2007
/s/ by Mark G. Holbrook, his Attorney-in-Fact John A. Bommarito	Director	June 22, 2007
/s/ by Mark G. Holbrook, her Attorney-in-Fact Shirley M. Bracken	Director	June 22, 2007
/s/ by Mark G. Holbrook, his Attorney-in-Fact Jeffrey T. Lauridsen	Director	June 22, 2007
/s/ by Mark G. Holbrook, his Attorney-in-Fact Scott T. Vandeventer	Director	June 22, 2007